Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

Caprius’ Subsidiary, Opus Diagnostics, Inc., Amends
Royalty Agreement for Prepayment

Hackensack, NJ – June 25,  2007– Caprius, Inc. (the “Company”)  (OTCBB: CAPS) announced that its wholly-owned subsidiary, Opus Diagnostics, Inc.,  entered into an Amendment to Royalty Agreement with Seradyn, Inc. with regard to the Royalty Agreement, dated October 9, 2002, among them. The original Royalty Agreement was structured to provide the Company with an income stream of royalty payments on specific diagnostic products as they were commercialized over a period of ten years commencing November 2002. The Amendment provides for a lump sum payment of $500,000 by Seradyn to Opus, plus payment of any royalties due for the period from April 1, 2007 to May 15, 2007, for termination by Opus and the Company of the Royalty Agreement.

Dwight Morgan, Caprius’ President & CEO, stated, “As our SteriMed production needs continue to grow in the coming months, immediate proceeds from the sale of this royalty stream will provide the Company with additional working capital and funds for advance purchase contracts for production suppliers.”

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/Carlo Kyprios
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com